Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Michael DeVeau
VP, Global Corporate Strategy, Investor Relations & Communications
212.708.7164
Michael.DeVeau@iff.com

IFF Completes Combination with Frutarom, Establishing a Global Leader in Taste, Scent and Nutrition

NEW YORK, N.Y., – October 4, 2018 – International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris: IFF) today announced it has completed its acquisition of Frutarom.

The new IFF is a global leader in taste, scent and nutrition:

•	Creates a differentiated portfolio with an increased focus on naturals and health and wellness as well as more comprehensive solutions.
•	Provides opportunities to expand into attractive and fast-growing categories, such as savory solutions, natural colors, natural food protection and health ingredients
•	Broadens complementary and growing customer base, including enhanced exposure to the fast-growing small- and mid-sized customers, such as private label
•	Establishes enhanced platform to deliver sustainable, profitable growth
•	Provides strong value creation opportunities to maximize shareholder value – including cross-selling benefits as well as cost synergies

“The coming together of IFF and Frutarom is a momentous achievement. We are excited to be moving forward as one company and pursuing new opportunities that benefit all our stakeholders around the globe,” said IFF Chairman and CEO, Andreas Fibig. “Over the past several months, our integration planning teams have been working to ensure that we capture the best of both companies and create a seamless and efficient transition to achieve both our operational and financial targets for this combination. Today, we are celebrating the creation of a new IFF with even greater aspirations as a leader in taste, scent and nutrition. On behalf of everyone at IFF, we welcome Frutarom and its talented team, and look forward to working closely with all employees to continue to deliver winning products to our customers and maximizing long-term value for our shareholders.”

IFF anticipates the combination with Frutarom will translate into accelerated financial performance, with robust top and bottom-line growth. The Company expects to generate an average sales growth of 5-7%, and 10% adjusted cash EPS growth, on a currency neutral and pro-forma basis, over the

International Flavors & Fragrances Inc. 521 West 57th Street New York, NY 10019 T +212.765.5500 F +212.7808.7132 iff.com	1

2019 to 2021 period. IFF also believes it will realize $145 million in cost synergies by rationalizing procurement, optimizing global footprint and streamlining overhead expenses by the third full year after the completion of the merger. The Company will be prioritizing repayment of debt and anticipates to be less than 3X net debt to EBITDA in 18-24 months to retain its investment grade rating.

As previously announced, holders of Frutarom ordinary shares are entitled to receive $71.19 in cash and 0.249 of a share of IFF common stock for each Frutarom ordinary share they owned. Frutarom shareholders will also receive a special dividend, on a per share basis, equal to 0.249 of the per share value of IFF dividends with a record date between May 7 and October 4, 2018. The combined company will be headquartered in New York City and will maintain a presence in Israel.

Effective today, the Company trades on the New York Stock Exchange (NYSE) and Euronext Paris under the ticker symbol IFF. On October 9, 2018, IFF shares will also trade on the Tel Aviv Stock Exchange (TASE) under the ticker symbol IFF. The ordinary shares of Frutarom are no longer listed for trading on the Tel Aviv Stock Exchange or the London Stock Exchange.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris: IFF) is a leading innovator of scent, taste, and nutrition, with over 110 manufacturing facilities, 100 R&D centers, and 33,000 customers globally. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers experience in more than 150,000 unique products sold annually. Our 13,000 team members globally take advantage of leading consumer insights, naturals exploration, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at www.iff.com, Twitter, Facebook, Instagram, and LinkedIn.